UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

ARMSTRONG FLOORING, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-37589	47-4303305
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer Identification number)

2500 Columbia Avenue, PO Box 3025, Lancaster, Pennsylvania		17604
(Address of principal executive offices)		(Zip Code)

Dominic Rice (717) 672-7808
(Name and telephone number, including area code, of person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

SECTION 1 - CONFLICT MINERALS DISCLOSURE
Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Armstrong Flooring, Inc. (“AFI”) is filed pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the year ended December 31, 2017.

A copy of our Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at www.armstrongflooring.com.

Item 1.02 Exhibit
As specified in Section 2, Item 2.01 of this Form SD, we are hereby filing our Conflict Minerals Report as Exhibit 1.01 to this report.

SECTION 2 - EXHIBITS
Item 2.01 Exhibits
The following exhibit is filed as part of this Report on Form SD:

Exhibit Number	Description
1.01	Conflict Minerals Report of Armstrong Flooring, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Armstrong Flooring, Inc.
(Registrant)

Date:	May 25, 2018

By:	/s/ Dominic C. Rice

Dominic C. Rice
Senior Vice President Global Operations & Manufacturing

EXHIBIT INDEX

Exhibit Number	Description
1.01	Conflict Minerals Report of Armstrong Flooring, Inc.